Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of August 9, 2013 (the “Agreement”), by and between Commonwealth Biotechnologies, Inc., a Virginia corporation (the “Corporation”), and HedgePath Pharmaceuticals, Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation (the “Subsidiary”).

WITNESSETH:

WHEREAS, the Corporation is a corporation duly organized and existing under the laws of the State of Virginia;

WHEREAS, the Subsidiary is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the Subsidiary is a wholly-owned subsidiary of the Corporation;

WHEREAS, on the date hereof, the Corporation has authority to issue 100,000,000 shares of common stock, no par value per share (the “Corporation Common Stock”), of which 18,888,971 shares are currently issued and outstanding; and 1,000,000 shares of preferred stock, no par value (the “Corporation Preferred Stock”), of which no shares are currently outstanding;

WHEREAS, on the date hereof, the Subsidiary has authority to issue 340,000,000 shares of common stock, $0.0001 par value per share (the “Subsidiary Common Stock”) and 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Subsidiary Preferred Stock”), of which no shares are currently outstanding;

WHEREAS, on the date hereof, 100 shares of Subsidiary Common Stock are issued and outstanding, all of which are owned by the Corporation;

WHEREAS, the Corporation has filed that certain Amended Plan of Reorganization, dated January 4, 2013 (the “Plan”), approved by the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) in connection with the Corporation’s voluntary petition in the Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (Case No. 11-30381-KRH), which Plan was approved by a vote of CBI’s creditors and shareholders on March 21, 2013 and approved and entered into the public record by the Bankruptcy Court on March 29, 2013;

WHEREAS, pursuant to Section 604.1of the Virginia Stock Corporation Act (the “VSCA”), whenever, pursuant to any applicable statute of the United States relating to reorganizations of corporations, a plan of reorganization of a corporation, such as the Plan, has been confirmed by the decree or order of a court of competent jurisdiction, such as the Bankruptcy Court, CBI may put into effect and carry out the Plan and decrees of the Bankruptcy Court relative thereto: (i) through one or more amendments to its articles of incorporation; (ii) through a plan of merger, share exchange, or entity conversion; or (iii) through dissolution or termination, each without action by the board of directors or shareholders to carry out the Plan;

WHEREAS, in furtherance of the Plan, the Subsidiary desires to acquire all the assets, and to assume all of the liabilities and obligations, of the Corporation by means of a merger of the Corporation with and into the Subsidiary, with the Subsidiary being the surviving corporation (the “Merger”) and “Reorganized Debtor” (as such term is defined in the Plan);

WHEREAS, Section 719 of the VSCA and Section 253(c) of the Delaware General Corporation Law (the “DGCL”), authorize the merger of a Virginia corporation into a Delaware corporation and the merger between a parent and its subsidiary;

WHEREAS, the Subsidiary, HedgePath Pharmaceuticals, Inc. shall be the surviving entity (the “Surviving Corporation”) and continue its existence as a Delaware corporation;

WHEREAS, the stockholders and board of directors of both the Corporation (the shareholders of which approved the Plan and are not required to further approve the Merger pursuant to Section 604.1 of the VSCA) and the Subsidiary have approved this Agreement and the consummation of the Merger, pursuant to which the surviving company will be the Reorganized Debtor; and

WHEREAS, in furtherance of the Plan and promptly following the consummation of the Merger, HedgePath LLC, a Florida limited liability company (“HedgePath”) has agreed to transfer certain of HedgePath’s assets to the Surviving Company in accordance with the terms and subject to the conditions set forth in that certain contribution agreement of even date by and between HedgePath and the Surviving Company, as contemplated by the Plan to complete the Corporation’s emergence from bankruptcy as the Reorganized Debtor;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, Corporation shall be merged with and into Subsidiary, with Subsidiary to be the Surviving Corporation in the Merger. The Merger shall become effective on the date that (i) the Certificate of Ownership and Merger with respect to the Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), is accepted for filing by the Office of the Secretary of State of Delaware and (ii) the Articles of Merger, substantially on the form attached hereto as Exhibit B (the “Articles of Merger”), is accepted for filing by the Secretary of State of Virginia (the “Effective Time”) and all other filings or recordings required by the VSCA and the DGCL in connection with the Merger are made. At the Effective Time, the Corporation shall be merged, the separate existence of the Corporation shall cease and HedgePath Pharmaceuticals, Inc. shall be the Surviving Corporation and continue its existence as a Delaware corporation.

2. Principal Office of Subsidiary. The address of the principal office of Subsidiary is 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606.

3. Corporate Documents. The Certificate of Incorporation of Subsidiary, as amended, and as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation of Subsidiary as the Surviving Corporation. The Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Subsidiary as the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4. Directors and Officers. The directors and officers of Subsidiary at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Subsidiary as the Surviving Corporation at the Effective Time (as contemplated by the Plan), and after the Effective Time shall serve in accordance with the Bylaws of Subsidiary.

5. Succession. At the Effective Time, Subsidiary shall succeed to Corporation in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 721 of the VSCA.

6. Further Assurances. From time to time, as and when required by Subsidiary or by its successors and assigns, there shall be executed and delivered on behalf of Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Subsidiary the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Corporation, and otherwise to carry out the purposes and intent of this Agreement, and the officers and directors of Subsidiary are fully authorized in the name and on behalf of Corporation or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7. Corporation Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Corporation Common Stock issued and outstanding immediately prior thereto shall be changed and converted automatically into an equal amount of fully paid and nonassessable shares of Subsidiary Common Stock.

8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Corporation Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Subsidiary Common Stock into which the shares of the Corporation represented by such certificates have been converted as herein provided.

9. Common Stock of Subsidiary. At the Effective Time, the previously outstanding 100 shares of Subsidiary Common Stock registered in the name of Corporation shall, by reason of the Merger, be reacquired by Subsidiary, shall be retired and shall resume the status of authorized and unissued shares of Subsidiary Common Stock, and no shares of Subsidiary Common Stock or other securities of Subsidiary shall be issued in respect thereof.

10. Amendment. The boards of directors of Corporation and Subsidiary may amend this Agreement at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Agreement by the sole shareholder of Subsidiary or the stockholders of Corporation shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Corporation Common Stock, (ii) alter or change any term of the certificate of incorporation of Subsidiary, as the Surviving Corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Corporation Common Stock.

11. Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by the board of directors of either Corporation or Subsidiary or both, notwithstanding approval of this Agreement by the sole shareholder of Subsidiary or the stockholders of Corporation, or both.

12. Rights and Duties of Subsidiary. At the Effective Time and for all purposes the separate existence of Corporation shall cease and shall be merged with and into Subsidiary which, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Corporation; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Corporation shall continue and be taken and deemed to be transferred to and vested in Subsidiary without further act or deed; and the title to any real estate, or any interest therein, vested in Corporation shall not revert or be in any way impaired by reason of such Merger; and Subsidiary shall thenceforth be responsible and liable for all the liabilities and obligations of Corporation; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Corporation may be prosecuted as if the Merger had not taken place, or Subsidiary may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Corporation shall be impaired by the Merger. If at any time Subsidiary shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Corporation in Subsidiary according to the terms hereof, the officers and directors of Subsidiary are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Subsidiary, and otherwise to carry out the purposes of this Agreement.

13. Consent to Service of Process. Subsidiary hereby agrees that it may be served with process in the State of Virginia in any proceeding for enforcement of any obligation of Corporation, as well as for enforcement of any obligation of Subsidiary arising from the Merger. Subsidiary hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Subsidiary any obligation of Corporation. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of Subsidiary at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement and Plan of Merger and Reorganization, having first been duly approved by resolution of the boards of directors and stockholders of Corporation and Subsidiary, as applicable, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
	Name:	Nicholas J. Virca
	Title:	President and Chief Executive Officer

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer
	Name:	Richard J. Freer
	Title:	Chief Executive Officer

Exhibit A

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253 Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

Commonwealth Biotechnologies Inc.,

a Virginia corporation

WITH AND INTO

HedgePath Pharmaceuticals, Inc.,

a Delaware corporation

Commonwealth Biotechnologies, Inc. (“Parent” or the “Corporation”), a corporation organized and existing under the laws of the State Virginia

DOES HEREBY CERTIFY:

FIRST: That it was organized pursuant to the provisions of the General Corporation Law of the State of Virginia on the 30th day of September, 1992.

SECOND: That it owns all of the issued and outstanding shares of capital stock of HedgePath Pharmaceuticals, Inc. (“Subsidiary”), which is a business corporation organized and existing under the laws of the State of Delaware.

THIRD: That in furtherance of that certain Amended Plan of Reorganization, dated January 4, 2013 (the “Plan”),which was approved on March 21, 2013 upon due notice by holders of a majority of the Corporation’s capital stock and then United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) in connection with the Corporation’s voluntary petition in the Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (Case No. 11-30381-KRH), the Corporation’s Board of Directors, through its Executive Committee pursuant to a unanimous written consent, determined to merge Parent into said Subsidiary, and did adopt the following resolutions:

RESOLVED, that in furtherance of the Plan, this Corporation, Commonwealth Biotechnologies, Inc., merge itself into the Subsidiary, HedgePath Pharmaceuticals, Inc., which Subsidiary assumes all of the obligations of the Corporation as the Reorganized Debtor;

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of the Corporation shall receive an equivalent number of shares of common stock of the Subsidiary and shall have no further claims of any kind or nature; and all of the shares of common stock of the Corporation held by the Subsidiary shall be surrendered and canceled.

FURTHER RESOLVED, that in furtherance of the shareholder approved Plan, and further pursuant to Section 604.1 of the Virginia Stock Corporation Act (the “VSCA”) which does not require further shareholder approval to carry out the Plan, of which this merger is a part, that this resolution approving the merger shall be deemed duly approved and authorized in all respects.

FOURTH: That being in furtherance of the Plan, this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this Corporation in accordance with the provisions of the VSCA.

IN WITNESS WHEREOF, said parent Corporation has caused this Certificate to be signed by an authorized officer this     day of                     , 2013.

By:
Authorized Officer

Name:

Title:

Exhibit B

Commonwealth of Virginia

State Corporation Commission

(Virginia Stock Corporation)

ARTICLES OF MERGER OF

COMMONWEALTH BIOTECHNOLOGIES, INC.

into

HEDGEPATH PHARMACEUTICALS, INC.

The undersigned, on behalf of the corporations set forth below, pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia (the “VSCS”), state as follows:

FIRST: The name and state or jurisdiction of incorporation of each of the constituent corporations proposing to merge is as follows:

Name of Corporation	State of Incorporation
Commonwealth Biotechnologies, Inc.	Virginia

HedgePath Pharmaceuticals, Inc.	Delaware

SECOND: The laws of the state under which HedgePath Pharmaceuticals, Inc. (“HPPI”) is organized permit the proposed merger and HPPI has complied with all of the requisite merger provisions of the Delaware General Corporation Law (“DGCL”) in effecting the merger.

THIRD: Commonwealth Biotechnologies, Inc. (“CBI”) has complied with all of the requisite merger and reorganization provisions of the VSCA in effecting the reorganization merger, including Sections 13.1 – 604.1, 716, 718, 719, 720 and 721.

FOURTH: The Agreement and Plan of Merger and Reorganization, by and between CBI and HPPI, dated August     , 2013 (the “Merger Agreement”) has been approved, adopted and certified, executed and acknowledged by each of the constituent corporations and the terms of the Merger Agreement are as follows:

•

CBI filed that certain Amended Plan of Reorganization, dated January 4, 2013 (the “Plan”), approved by the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) in connection with CBI’s voluntary petition in the Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (In re: Commonwealth Biotechnologies, Inc.; Case No. 11-30381-KRH). The Bankruptcy Court had jurisdiction of the proceeding under the Title 11 of the United States Code. The Plan was approved by a vote of CBI’s creditors and shareholders on March 21, 2013. The Plan and all actions in furtherance of the Plan (including the Merger Agreement and the Articles of Merger) were approved by the Bankruptcy Court on March 29, 2013 by order entered.

•

In furtherance of the Plan, CBI shall merge with and into HPPI, a wholly-owned subsidiary of CBI, whereby the separate corporate existence of CBI shall thereupon cease (the “Merger”) and HPPI shall continue as the surviving corporation, which shall be named “HedgePath Pharmaceuticals, Inc.”. HPPI shall continue to be governed by the laws of the State of Delaware, and HPPI shall possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of CBI; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to CBI shall continue and be taken and deemed to be transferred to and vested in HPPI without further act or deed; and the title to any real estate, or any interest therein, vested in CBI shall not revert or be in any way impaired by reason of such Merger; and HPPI shall thenceforth be responsible and liable for all the liabilities and obligations of CBI; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against HPPI may be prosecuted as if the Merger had not taken place, or HPPI may be substituted in the place of such corporation.

•	The Certificate of Incorporation and Bylaws of HPPI shall be the Certificate of Incorporation and Bylaws of the surviving corporation.

•

Upon consummation of the Merger and without any action on the part of the holder thereof, each share of CBI common stock issued and outstanding immediately prior thereto shall be changed and converted automatically into an equal amount of fully paid and nonassessable shares of HPPI common stock.

•

Upon consummation of the Merger, the previously outstanding [100] shares of HPPI’s common stock registered in the name of CBI shall, by reason of the Merger, be reacquired by HPPI, shall be retired and shall resume the status of authorized and unissued shares of HPPI common stock, and no shares of HPPI common stock or other securities of HPPI shall be issued in respect thereof

•

Pursuant to the Merger Agreement, the officers and directors of HPPI immediately prior to the consummation of the Merger shall be and become the directors and officers of the surviving corporation (as contemplated by the Plan) and shall serve in accordance with the surviving corporation’s Certificate of Incorporation and Bylaws.

•	The Merger shall have the effects as specified in Section 253 of the Delaware General Corporation Law and Sections 13.1 – 604.1 and 13.1 – 719 of the VSCA.

FIFTH: The Plan was approved by a vote of CBI’s creditors and shareholders on March 21, 2013. In accordance with section 1142 of the Bankruptcy Code, the Bankruptcy Court authorized the execution, delivery, filing or recording of any stipulations, contracts, instruments, releases and other agreements or documents and the taking of such actions on behalf of CBI as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Merger Agreement is in furtherance of the Plan, and as contemplated by Section 13.1-604.1 of the VSCA, does not require any additional action by CBI’s board of directors or shareholders.

SIXTH: The effective date of the Merger shall be the date that the Articles of Merger are filed with State Corporation Commission of the Commonwealth of Virginia and the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

SEVENTH: The terms and conditions of the Merger Agreement, as contemplated by the Plan, were approved by the shareholders of CBI on March 21, 2013 and by the Board of CBI on July 25, 2013 and by board of directors and the sole shareholder of HPPI, the surviving corporation, on July 25, 2013, in accordance with Section 253 of the DGCL.

EIGHTH: The signer for CBI has been designated by the Bankruptcy Court the authority to sign these Articles of Merger.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed in the name of the corporation on this      day of August, 2013 by:

HEDGEPATH PHARMACEUTICALS, INC.

By:
Name:
Title:

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:
Name:
Title:
SCC ID No.: